UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MSC.SOFTWARE CORPORATION
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On September 22, 2009, Ashfaq Munshi, Interim Chief Executive Officer and President of MSC.Software Corporation (“MSC”), issued the following e-mail to all MSC employees:

MEMO FROM ASH MUNSHI, Interim CEO and President

Dear Fellow MSC Employees,

By now you have seen the news that we have received another bid for the purchase of MSC. This new offer of $8.30 per share starts another 5 day response period. I know that most of you simply wish that the process would come to an end so we could get on with our future. We all share the same feelings. Trust me…this will be over soon!

I wanted to take just a moment of your time to thank you for the tremendous commitment that I have seen over these past months. Even with the distraction and uncertainty that the acquisition process has caused, you have managed to stay focused on running and growing the business. You are to be commended for this!  Let’s keep it up, finishing the quarter strongly and continuing to do all that we can to prepare us for great future growth.

I will stay in touch as developments warrant it.

Respectfully,
Ash

Important Information For Investors And Stockholders

MSC.Software Corporation has filed a proxy statement with the SEC in connection with the merger relating to the Symphony Agreement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by MSC.Software Corporation are available free of charge by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

MSC.Software Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MSC.Software Corporation in connection with the merger relating to the Symphony Agreement. Information regarding the interests of these directors and executive officers in the transaction described herein is set forth the proxy statement described above. Additional information regarding these directors and executive officers is also included in MSC.Software Corporation’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from MSC.Software Corporation by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.